Exhibit 23.1

Independent Auditors’ Consent

The Board of Directors

MacroPore Biosurgery:

We consent to the incorporation by reference in the registration statement, No. 333-82074 on Form S-8 of the Company of our report dated March 7, 2003, relating to the consolidated balance sheet of MacroPore Biosurgery, Inc. as of December 31, 2002, and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity, and cash flows for the year ended December 31, 2002, which report appears in the December 31, 2002 annual report on Form 10-K of MacroPore Biosurgery, Inc.

/s/ KPMG LLP

San Diego, California
March 27, 2003